UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2011

BONDS.COM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51076	38-3649127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 5th Avenue, 8th Floor New York, New York 10017
(Address of principal executive offices) (Zip Code)

(212) 946-3998
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2011, Jeffrey M. Chertoff resigned from his position as Bonds.com Group, Inc.’s (the “Company”) Chief Financial Officer and resigned from the Company’s Board of Directors for personal reasons.  Mr. Chertoff’s resignation is effective September 26, 2011.

John M. Ryan, our current Chief Administrative Officer, will take on the additional role of Chief Financial Officer effective September 26, 2011.  Mr. Ryan, age 60, was appointed as our Chief Administrative Officer on February 2, 2011.  Prior to that, Mr. Ryan was employed by the Company in various capacities since approximately January 2010.  Prior to joining the Company, Mr. Ryan was the Business Administration Director at Shortridge Academy Ltd. for approximately five years.  Mr. Ryan continues to be a member of Shortridge Academy’s Board of Directors and its part-time CFO.  From 2002 to 2003, Mr. Ryan was a Managing Director, CFO and CAO of Zurich Capital Markets, Inc.  While at Zurich Capital Markets, Mr. Ryan served as a Director and Chair of the Audit Committee of Zurich Bank (Ireland).  Mr. Ryan was previously with Greenwich Capital Markets from 1985 to 2001 in various management roles and was CFO when he departed.  He is a graduate of Trinity College Dublin and is a Chartered Accountant.

The Company and Mr. Ryan are parties to an Employment Agreement, dated February 2, 2011, which was disclosed by the Company pursuant to a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on February 8, 2011, and a stock option award disclosed by the Company pursuant to a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on July 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 26, 2011	BONDS.COM GROUP, INC.

	By:	/s/Michael O. Sanderson
	Name:	Michael O. Sanderson
	Title:	Chief Executive Officer